UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 4, 2013

Date of earliest event reported: February 1, 2013

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On February 1, 2013, Constellation Energy Partners LLC (the “Company”) entered into a Membership Interest Purchase and Sale Agreement (the “Agreement”) with Castleton Commodities Upstream LLC (“CCI”). Pursuant to the Agreement, the Company has agreed to sell to CCI all of its equity interests in Robinson’s Bend Production II, LLC and Robinson’s Bend Operating II, LLC, which entities own all of the Company’s operating assets in the Robinson’s Bend field. The purchase price is $63,000,000 plus adjustments for income and expenses relating to operating the Robinson’s Bend assets since December 1, 2012 (the “Effective Time”), assumed obligations relating to the entities’ assets (including plugging and abandonment expenses, certain environmental costs, royalty obligations, lease obligations and liabilities under certain leases and contracts), certain post-closing environmental costs anticipated to be incurred by CCI, and any title defects and benefits. CCI is required to place into escrow a deposit in the amount of $3,150,000.

The Agreement contains customary representations and warranties of the parties, including those relating to due authorization, ownership of the equity interests, conflicts, litigation, financial statements, liabilities, absence of changes, taxes, material contracts, employee matters, compliance with laws, insurance, bonds, environmental matters, payment of royalties, capital commitments, hydrocarbons and wells. Prior to closing, the Company is generally required to operate the Robinson Bend assets in the ordinary course of business, subject to certain customary limitations.

The closing is anticipated to occur on February 28, 2013, subject to satisfaction of the conditions precedent, which include accuracy of representations and warranties, material compliance with all covenants in the Agreement, no legal proceedings prohibiting consummation of the transaction, and all consents and approvals having been obtained. The Agreement can be terminated by (a) mutual consent of the parties, (b) CCI if the Company has materially breached the Agreement, (c) the Company if CCI has materially breached the Agreement, (d) either party if a final order has been entered by a governmental entity prohibiting consummation of the transaction, (e) either party if the closing has not occurred by March 15, 2013, (f) either party if the net value of the title defects and benefits is greater than $9,450,000, or (g) the Company if the deposit has not been delivered to the escrow agent. If the Agreement is terminated pursuant to clause (a), (b), (d), (e) (if the Company could not then terminate the Agreement under clause (c)) or (f), then the deposit will be returned to CCI; if the Agreement is terminated pursuant to clause (c) or (e) (if the Company could have terminated the Agreement under clause (c)), then the deposit will be delivered to the Company.

Pursuant to the Agreement, the Company has agreed to indemnify CCI for losses arising from breaches of representations, warranties and covenants; certain specified legal proceedings; hazardous substances disposed off-site prior to closing; excluded assets; operational costs incurred prior to the Effective Time; underpayments of royalties attributable to sales of hydrocarbons prior to the closing. CCI has agreed to indemnity the Company for losses arising from breaches of representations, warranties and covenants; the assumed obligations; and the ownership and operation of the Robinson Bend assets (except to the extent indemnified by the Company). Subject to certain exceptions, the maximum indemnification amount is generally $9,450,000 after a $945,000 deductible.

The foregoing description of the Agreement is a summary and is qualified in its entirety by the actual Agreement.

Item 7.01 Regulation FD Disclosure.

On February 4, 2013, Constellation Energy Partners LLC (the “Company”) issued a press release announcing that it has executed a definitive agreement to sell its Robinson’s Bend Field assets and operations, which are located in the Black Warrior Basin in Tuscaloosa County, Alabama. The sale encompasses over 500 operating natural gas wells in the Robinson’s Bend Field together with related leasehold interests and infrastructure. The transaction is expected to close in the first quarter 2013 and will have an effective date of December 1, 2012. The Company anticipates that net proceeds received in the transaction will be used to reduce outstanding debt.

A copy of the press release is furnished and attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1 *	Membership Interest Purchase and Sales Agreement Dated February 1, 2013

Exhibit 99.1	Press release dated February 4, 2013, publicly announcing that it has executed a definitive agreement to sell its Robinson’s Bend Field assets and operations.

*	The exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constellation Energy Partners LLC

Date: February 4 , 2013

	By:	/S/ CHARLES C. WARD
Charles C. Ward
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

2.1 *	Membership Interest Purchase and Sales Agreement Dated February 1, 2013

Exhibit 99.1	Press release dated February 4, 2013, publicly announcing that it has executed a definitive agreement to sell its Robinson’s Bend Field assets and operations.

*	The exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request.